{Letterhead of ROSENBERG SMITH & PARTNERS}



                 Consent of Independent Chartered Accountants






To the Securities and Exchange Commission


We hereby consent to the use of our report which was dated February 12, 2002, in this Registration Statement on Form S-8 of On the Go Healthcare, Inc., for the period ended January 31, 2002, appearing in the Prospectus, which is part of this Registration Statement.

We hereby consent to the use of our report which was dated May 27, 2002, in this Registration Statement on Form S-8 of On the Go Healthcare, Inc., for the period ended April 30, 2002, appearing in the Prospectus, which is part of this Registration Statement.




ROSENBERG SMITH & PARTNERS




/s/ROSENBERG SMITH & PARTNERS
-----------------------------
Stephen Rosenberg
Chartered Accountant


July 24, 2002